Exhibit 99.(r)(iii)

EIG MANAGEMENT COMPANY, LLC

CODE OF ETHICS

EIG Management Company, LLC(1) (“EIG”) is registered as an investment adviser with the Securities and Exchange Commission (the “SEC”). EIG and its Advisory Affiliates (as defined in section 3 below) has adopted the policies and procedures set forth in this Code of Ethics (this “Code”) which govern the activities of each member, manager, officer, and employee of EIG (collectively, the “Employees”). Application of certain procedures set forth herein may be modified to conform to certain local regulatory requirements or local practices.

1.                                      CODE OF CONDUCT

This Code sets forth the standard of business conduct that EIG requires of all its Employees to comply with applicable federal securities laws,(2) establishes policies and procedures reasonably designed to prevent the misuse of material, non-public information and sets forth provisions regarding personal securities transactions by Employees.

EIG and each of its Employees has a fiduciary obligation to its clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to EIG by its clients. Finally, because EIG and each of its Employees is a fiduciary to its clients, EIG and its Employees must maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between EIG or its Employees, on the one hand, and EIG’s clients, on the other.

To ensure that federal securities laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided or properly managed, EIG has adopted the policies and procedures set forth in this Code.(3) This Code is intended to educate Employees about the issues and EIG’s policies and procedures to ensure to the extent feasible that EIG satisfies its obligations in this area. By doing so,

(1)         EIG also conducts its advisory business through a group of related advisers who are also registered as “relying advisers” on EIG’s Form ADV, and, effective February 10, 2015, EIG Credit Management Company, LLC, which is separately registered with the US Securities and Exchange Commission. This compliance manual applies to all employees of EIG and its related advisers to the extent they conduct advisory activities within the scope of the Advisers Act. Some of the related advisers may also be licensed and subject to regulatory requirements in foreign jurisdictions. Therefore, employees of EIG related advisory entities licensed in foreign jurisdictions must adhere to the compliance policies and procedures set forth in the local compliance manual provided to them and to the extent applicable, the policies and procedures included herein.

(2)         “Federal securities laws” means the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Investment Company Act of 1940 (the “Investment Company Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Title V of the Gramm-Leach-Bliley Act (“GLB Act”), any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(3)         Rule 204A-1 of the Advisers Act requires EIG to adopt a Code of Ethics addressing violations of federal securities laws and personal trading. Additional securities laws and regulations governing personal trading and investment activities of advisory personnel include: (i) the anti-fraud provisions (Section 206) of the Advisers Act that prohibit any scheme, practice, transaction or a course of business that operates as a fraud or deceit on a client; (ii) Form ADV and Rule 204-3 requirements that provide that an investment adviser disclose its practices and its interests in client transactions, among other things; (iii) record keeping requirements (Rule 204-2(a)(12) of the Advisers Act) for the personal trading of advisory representatives, (iv) Section 16 of the 1934 Act regarding trading by directors, officers and principal shareholder of public companies, and (v) Section 10(b) of the 1934 Act and Rule 10b-5 thereunder regarding the use of manipulative and deceptive devices.

Proprietary and for Internal Use Only

August 2014

EIG expects that the highest ethical standards are maintained by EIG and its Employees and that the reputation of EIG is sustained.

2.                                      FIDUCIARY OBLIGATIONS - EMPLOYEE CONDUCT

As a fiduciary to EIG’s clients, each Employee must avoid actual and apparent conflicts of interest with EIG’s clients. Such conflicts of interest could arise if securities are bought or sold for personal accounts in a manner that would significantly compete with the purchase or sale of securities for client accounts, or if securities are bought or sold for client accounts in a manner that is advantageous to such personal accounts. Also, the SEC has determined that it is a conflict of interest for an Employee to personally take advantage of a limited investment opportunity without first considering whether the investment is appropriate for any of EIG’s clients. If so, Employees are first obligated to make such limited opportunity available to EIG’s clients. More information describing such conflicts of interest and the compliance procedures for avoiding such conflicts of interest are set forth below.

Fraudulent activities by Employees are prohibited. Specifically, an Employee, in connection with the purchase or sale, directly or indirectly, by such Employee of a security held or to be acquired by an EIG client may not:

•                         Employ any device, scheme or artifice to defraud EIG’s clients;

•                         Make any untrue statement of a material fact to EIG’s clients or omit to state a material fact necessary in order to make the statements made to EIG’s clients, in light of the circumstances under which they are made, not misleading;

•                         Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on EIG’s clients; or

•                         Engage in any manipulative practice with respect to EIG’s clients.

If you have any questions regarding this Code, please contact the Chief Compliance Officer.

3.                                      DEFINITIONS

For purposes of this Code:

3.1                               “Access Person” means any Employee (i) who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any client of EIG, or (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public. All principals and officers of EIG are presumed to be Access Persons. Except as otherwise indicated, Key Management Personnel fall within the definition of Access Person, and are subject to the same requirements as an Access Person. Every Employee should consider himself or herself an Access Person unless otherwise specifically exempted by one of the Chief Executive Officer, Chief Operating Officer or President, and the Chief Compliance Officer, or unless he or she falls within a class exempted by one of the Chief Executive Officer, Chief Operating Officer or President, and the Chief Compliance Officer. Additionally, a consultant, temporary employee, or other person may be considered an Access Person depending on various factors, including length of service, nature or duties and access to information about EIG. Such person will be notified when he or she is considered an Access Person.

3.2                               “Advisory Affiliate” for the purpose of this Code includes EIG Global Energy (Europe) Limited, EIG Global Energy Korea Limited, EIG Global Energy (Asia) Limited, EIG Global Energy (Australia) Pty Ltd., and EIG Global Energy (Brasil) Representacoes Ltda.

3.3                               “Automated Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan may, for example, include a dividend reinvestment plan or an employee stock purchase plan.

3.4                               “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the 1934 Act. In general, beneficial ownership means that a person, directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. An indirect pecuniary interest includes (i) securities held by a member of a person’s immediate family sharing the same household, (ii) a persons’ interest in securities held by a trust, and (iii) a person’s right to acquire securities through the exercise of a derivative security. The definition of “beneficial ownership” is complex, and if you have any question whether you have a beneficial interest in a security, please consult with the Chief Compliance Officer. Any report filed under this Code may state that the report is not to be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

3.5                               “EIG Public Products” means any publicly traded investment products advised by EIG or any of its affiliates.

3.6                               “Energy Company” means a publicly traded company or a private entity specializing in the energy industry or falling within certain energy-related parameters as may be determined by the Chief Executive Officer and/or the Chief Operating Officer. Use of the Standard & Poor’s GICS Codes may also be used to identify energy companies.

3.7                               “Initial Public Offering (IPO)” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

3.8                               “Inside Information” means “material, non-public information” (i.e., information which is not available to investors generally) that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security, including for example non-public information relating to a pending merger, acquisition, disposition, joint venture, contract award or termination, major lawsuit or claim, earnings announcement or change in dividend policy, significant product development, or the gain or loss of a significant customer or supplier. Any non-public information may be inside information regardless of whether it is developed internally or obtained from others (e.g., the issuer, current or prospective customers, suppliers or business partners). Information is considered non-public until the market has had a reasonable time after public announcement to assimilate and react to the information.

3.9                               “Key Management Personnel” means the Chief Executive Officer, Chief Investment Officer and Chief Operating Officer of EIG.

3.10                        “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Sections 4(2) or 4(6) or Rule 504, 505 or 506.

3.11                        “Personal Account” means any brokerage or trading account of Reportable Securities as to which an Access Person has Beneficial Ownership or for which such Access Person influences or controls the investment decisions (other than accounts for EIG’s clients, except those clients who fall within the list in the next sentence). An account established for the benefit of the following will be presumed to be a Personal Account unless the Access Person and the Chief Compliance Officer agree otherwise in writing: (i) an Access Person; (ii) the spouse or domestic partner of an Access Person; (iii) any child of any Access Person under the age of 21 of an Access Person, whether or not residing with the Access Person; (iv) any other family member of the Access Person residing in the same household with the Access Person or to whose financial support the Access Person makes a significant contribution; and (v) any other account in which the Access Person has a direct or indirect beneficial interest (e.g., joint accounts, trustee accounts, partnerships, investment clubs, estates or closely held corporations in which the Access Person has a beneficial interest).

3.12                        “Private Funds” means the private investment funds for which EIG or any of its advisory affiliates serves as investment adviser or sub-adviser.

3.13                        “Publicly Traded Security” means any equity or debt instrument traded on an exchange, through NASDAQ or through the “Pink Sheets,” any option to purchase or sell such equity or debt instrument, any index stock or bond group option that includes such equity or debt instrument, and futures contract on stock or bond groups that includes such equity or debt instrument, and any option on such futures contract. A Publicly Traded Security also means any security traded on foreign security exchanges, and publicly traded shares of registered closed-end investment companies (including exchange traded funds (ETFs)), unit trusts, partnership and similar interests, notes, warrants, or fixed income instruments, and bonds and debt obligations issued by foreign governments, states, or municipalities. Securities issued by mutual funds, U.S. treasury bonds, notes and bills, U.S. savings bonds and other instruments issued by the U.S. government, debt instruments issued by a banking institution (such as bankers’ acceptances, certificates of deposit, commercial paper and other high-quality short-term debt instruments, including repurchase agreements) and U.S. and foreign currency (collectively, “Non-covered Securities”) are not considered Publicly Traded Securities for the purpose of this Code.

3.13                        “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

3.14                        “Reportable Security” means a Security, except that it does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements); (iii) shares issued by money market funds; (iv) shares issued by open-end mutual funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds. Reportable Securities include beneficial interests in hedge funds, private placements and Limited Offerings.

3.15                        “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

4.                                      INSIDER TRADING

It is unlawful to engage in “Insider Trading.” This means, in general, that no “insider” may (i) purchase or sell a security on the basis of material, non-public information (see also definition of “inside information” above) or (ii) communicate material, non-public information about a company to another person where the communication leads to, or is intended to lead to, a purchase or sale of securities of such company. Although EIG does not have an investment banking division or affiliate, Employees will often receive “inside information” (whether or not accompanied by a confidentiality agreement). To educate Employees, more information describing “Insider Trading” and the penalties for such trading is set forth below. Procedures regarding the use of inside information by Employees are also described.

4.1                               Insider Trading Defined

The term “Insider Trading” is generally used to refer to (i) a person’s use of material, non-public information in connection with transactions in securities and (ii) certain communications of material, non-public information.

The laws concerning Insider Trading generally prohibit:

•                         The purchase or sale of securities by an insider, on the basis of material, non-public information;

•                         The purchase or sale of securities by a non-insider, on the basis of material, non-public information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

•                         The communication of material, non-public information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities. This is known as “tipping,” which is a violation of the insider trading laws, even if the “tipper” did not personally benefit.

4.2                               Who Is an Insider?

The concept of “insider” is broad. It generally includes officers, directors, partners, employees and controlling shareholders of a company or other entity. In addition, a person can be considered a “temporary insider” of a company or other entity if he or she enters into a confidential relationship in the conduct of the company’s or entity’s affairs and, as a result, is given access to information that is intended to be used solely for such company’s or entity’s purposes. A temporary insider can include, among others, an entity’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. In order for a person to be considered a temporary insider of a particular entity, the entity must expect that the person receiving the information keep the information confidential and the relationship between the entity and the person must at least imply such a duty. Analysts are usually not considered insiders of the entities that they follow, although if an analyst is given confidential information by an entity’s representative in a manner which the analyst knows or should know to be a breach of that representative’s duties to the entity, the analyst may become a temporary insider.

4.3                               What Is Material Information?

Trading on the basis of inside information is not a basis for liability unless the information is “material.” Material information (also referred to as “price sensitive information”) is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments. Material information does not have to relate to a company’s business; it can be significant market information. For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether or not those reports would be favorable.

4.3.1                     What Is Non-public Information?

Information is non-public unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public. Information remains non-public until a reasonable time elapses after it is disseminated. While no specific rule exists, generally trading 24 hours after the public dissemination of information would not be prohibited (though the wait period may be shorter when a press release is involved). Market rumors are not considered public information.

4.3.2                     What Are Some Examples of How EIG Employees Could Obtain Material, Non-Public Information?

In the context of EIG’s business, the following are some examples of how an Employee could come into possession of material, non-public information: Board of Directors’ seats or observation rights, deal-specific information in connection with a negotiated transaction, creditors’ and/or steering committees, information about EIG Public Products (e.g., information about the EIG Public Products that has not yet been publicly disclosed) and contacts with public companies.

Information about EIG Public Products

•                         Employees involved with the management of an EIG Public Product which issues securities could come into possession of material information about that product that is not generally known to their investors or the public and that could be considered material, non-public information. For example, closing down an investment product or changes in portfolio management personnel could be considered material, non-public information. Another example of information that could be considered material, non-public information would include information regarding a purchase or sale of a large holding by the EIG Public Product that was not generally known. In the event of inadvertent or unintentional disclosure of material, non-public information, the Access Person making the disclosure should immediately contact the General Counsel or the Chief Compliance Officer because EIG will be required to make prompt disclosure as soon as reasonably practicable (but in no event after the later of 24 hours after the disclosure or the commencement of the next day’s trading on the applicable exchange).

•                         The EIG Public Products may invest in certain Private Funds and may invest in certain portfolio companies in which one or more Private Funds have also invested. Information regarding such Private Funds and/or such portfolio companies, including performance results and/or expectations, may be discussed with investors in the applicable Private Funds. Disclosure of such information requires special confidentiality procedures and must be pre-cleared with the General Counsel or the Chief Compliance Officer. For example, Private Fund investors may be required to enter into confidentiality or non-disclosure agreements (in addition to the confidentiality provisions set forth in the governing documents of the Private Fund) that prevent such Private Fund investors from disclosing and/or using (e.g., trading on) any information provided to them regarding portfolio companies.

•                         To the extent EIG periodically discloses holdings of the EIG Public Products (e.g., quarterly basis or ad hoc disclosure of “materially sensitive” information as may be required by certain exchanges), disclosure of EIG Public Products’ holdings at other times requires special confidentiality procedures and must be pre-cleared with the General Counsel or the Chief Compliance Officer. Employees involved with management of these EIG Public Products and, in particular, portfolio managers, but also support and administrative personnel, should be sensitive to the fact that they have access to such information.

Board of Directors’ Seats or Observation Rights

•                         Employees may act as a Board member, an alternate Board member or an observer on the Board of Directors of public or EDGAR-reporting companies - sometimes in connection with their duties at EIG and sometimes in a personal capacity. These public companies generally will have restrictions on their Board members’, alternates’ or observers’ trading in the companies’ securities except during specified “windows” following earnings announcements by such companies. As noted elsewhere in the “Outside Business Activities” section in this Code, service as a director of a non-EIG company requires pre-approval, and, if approval is given, it will be subject to the implementation of procedures to safeguard against potential conflicts of interest or insider trading (e.g., placing issuers on EIG’s restricted securities list or establishing an Information Barrier).

•                         In accordance with the procedures set forth in the “Outside Business Activities” section of this Code, Employees must obtain pre-approval for sitting on a Board (including a Board of any publicly traded entity, unlisted company or non-profit organization) or for exercising Board observation rights even if such activity relates to their duties at EIG.

•                         Cases of investment managers sitting on Boards of public companies have been highlighted in the press and have underscored the effect of inadequate safeguards that could inadvertently render securities “illiquid” in the hands of EIG. To mitigate this risk, Employees sitting on Boards of public companies should consider the Information Barrier procedures below as applicable to them and should abide by them. If the Board seat is held in connection with an EIG portfolio investment, and a legitimate need exists to internally communicate the material, non-public information, it may be done within the confines and procedures set forth in the Information Barrier procedures. The General Counsel or the Chief Compliance Officer should be contacted with any questions.

Deal-Specific Information

•                         An Employee may receive material, non-public information for a legitimate purpose in the context of a transaction in which an EIG account is a potential participant or in the context of forming a confidential relationship. This “deal-specific information” may be used by the Employees to which it was given for the purpose for which it was given. Generally, if a confidentiality agreement is to be signed in connection with a transaction, it should be assumed that some portion of the information received will be material, non-public information. However, even in the absence of a confidentiality agreement, material, non-public information may be received when an oral agreement is made or an expectation exists that EIG will maintain the information as confidential. In addition, if the persons providing or receiving the information have a pattern or practice of sharing confidences so that the recipient knows or reasonably should know that the provider expects the information to be kept confidential, such pattern or practice is sufficient to form a confidential relationship. The SEC presumes a duty of trust and confidence when a person receives material, non-public information from his or her spouse, parent, child, or sibling.

•                         Material, non-public or deal-specific information may be received by EIG in connection with EIG making a direct investment in a company in the form of equity or debt; it may also involve a purchase by EIG of a debt or equity security in a secondary transaction or in the form of participation. The information can be conveyed through a portal (such as an electronic data room), orally from a sponsor or dealer or through other electronic delivery or hard copy documentation. Employees should remember that even though the investment for which the deal-specific information is being received may not be a publicly traded security, the company may have other classes of publicly traded securities, and the receipt of the information by EIG can affect the ability of other parts of the organization to trade in those securities. For the aforementioned reasons, if an Employee is to receive any deal-specific information or material, non-public information on a company with any class of publicly traded securities (whether domestic or foreign), contact the General Counsel or the Chief Compliance Officer, who then will implement the appropriate Information Barrier and trading procedures.

Creditors’ and/or Steering Committees

•                         On occasion, an investment may go into default, and EIG is a significant participant. In that case, EIG may be asked to participate on a creditors’ and/or steering committee. Creditors’ and/or steering committees often are involved in intensive negotiations involving restructuring, work-outs, recapitalizations and other significant events that would affect the company and are given access to material, non-public information. EIG’s representation on such a committee could substantially affect its ability to trade in securities in the company and, therefore, before agreeing to sit on any official creditors’ committee, an Employee should contact the General Counsel or the Chief Compliance Officer who will obtain any necessary approvals and establish the appropriate Information Barrier procedures and/or place the issuer of such securities on the firm’s restricted securities list. If an Employee sits on an informal creditors’ and/or steering committee (i.e., a committee or group that does not receive material, non-public information from an issuer), these restrictions may not apply, but the Employee should consult with the General Counsel or the Chief Compliance Officer for confirmation.

Contacts with Public Companies

•                         Contacts with public companies may represent an important part of EIG’s research efforts. EIG makes investment decisions on the basis of EIG’s conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Employee becomes aware of material, non-public information. This could happen, for example, if a portfolio company’s Chief Financial Officer prematurely discloses quarterly results to an Employee, or if a portfolio company’s investor-relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, EIG must make a judgment regarding its further conduct. If an issue arises in this area, an Employee’s notes could become subject to scrutiny. Employees’ notes have become increasingly the target of plaintiffs’ attorneys in securities class actions.

•                         This area is of particular concern to the investment business and, unfortunately, is one with a great deal of legal uncertainty. The U.S. Supreme Court has recognized the important role of analysts to ferret out and analyze information as necessary for the preservation of a healthy market. It also recognized that questioning of corporate officers and insiders is an important part of this information gathering process. Although the Court has limited the situations in which analysts receiving insider information would be required to “disclose or abstain” from trading (generally when the corporate insider was disclosing for an improper purpose, such as for personal benefit, and the analyst knew it), the SEC has brought enforcement proceedings indicating that they will take strict action against what they see as “selective disclosures” by corporate insiders to securities analysts, even when the corporate insider was getting no personal benefit and was trying to correct market misinformation. Analysts and portfolio managers who have private discussions with management of a company should be clear about whether they desire to obtain material, non-public information and become restricted or not receive such information.

•                         Because of this uncertainty, caution is the recommended course of action. If an Employee receives what he or she believes is material, non-public information and if he or she feels it was received in violation of a corporate insider’s fiduciary duty or for his or her personal benefit, the Employee should not trade and should discuss the situation with the General Counsel or the Chief Compliance Officer.

4.3.3                     What Is “Trading on the Basis of” Material Non-public Information?

Generally, a purchase or sale of a security is made “on the basis of” material non-public information about that security or issuer if the person making the purchase or sale was aware of the material non-public information when the person made the purchase of sale.

4.3.4                     Penalties for Insider Trading

Penalties for trading on or communicating material, non-public information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:

•                          Civil injunctions;

•                          Disgorgement of profits;

•                                Jail sentences;

•                                Fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and

•                                Fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by EIG, including dismissal of the persons involved.

4.4                               Policy Statement Regarding Insider Trading

EIG expects that each of its Employees will obey the law and trading on the basis of material, non-public information is prohibited. In addition, EIG discourages its Employees from seeking or knowingly obtaining material, non-public information, except in the normal course of their duties for EIG.

EIG Public Products are publicly traded entities that are managed by EIG and Employees may be privy to material, non-public information regarding those entities.

4.5                               Procedures to Prevent Insider Trading

If any Employee receives any information, which may constitute material, non-public information, the Employee:

•                                May not buy or sell any securities, including options or other securities convertible into or exchangeable for such securities, for a Personal Account or a client account, utilizing or on the basis of such information;

•                                May not communicate such information to any other person, including family members and friends (other than the General Counsel or Chief Compliance Officer);

•                                May be required to enter into a confidentiality (or non-disclosure) agreement (see below);

•                                Must inform the General Counsel or the Chief Compliance Officer so that the issuer may be placed on the firm’s restricted securities list (see below); and

•                                Must discuss promptly such information with the Chief Compliance Officer.

4.6                               Fair Disclosure Procedures

The SEC prohibits the disclosure of material, non-public information regarding U.S. publicly traded entities to shareholders, market professionals and certain other persons unless the information is also released simultaneously to the public. The SEC’s aim is to “level the playing field” with respect to the availability of information to market professionals and the public at large.

EIG’s policy is that all Employees are prohibited from making any disclosure of material, non-public information about any EIG Public Product (including EIG Public Products that are publicly traded in foreign markets) to any person or entity outside of EIG unless disclosure of such information (i) is approved by the Chief Compliance Officer, (ii) is made simultaneously to the public, through means of a public disclosure approved by the Chief Compliance Officer, and (iii) complies with compliance procedures adopted to comply with local foreign exchange requirements.

EIG has adopted the following guidelines and procedures with respect to the EIG Public Products to govern contacts with clients, shareholders, prospective shareholders, the press, analysts, brokers and other market professionals.

•                                Proposed speeches, interviews or participations in, or presentations at, conferences by Employees must be reviewed and approved in advance by the Chief Compliance Officer.

•                                No Employee may review or comment on reports prepared by analysts (including prior to the time of their publication) or provide “guidance” as to the performance or results of any EIG Public Product. Even implicit confirmation that analyst’s projections or models are accurate within some range is prohibited without simultaneous public disclosure.

•                                No Employee may comment on any positions taken or actions proposed by any shareholder, any response by the EIG Public Product thereto or any litigation or regulatory proceeding or process without the express written approval of the Chief Compliance Officer.

•                                No Employee may comment on market rumors.

4.6.1                     Specific Procedures on Contacts with Investment Professionals and Broker-Dealers

Only Employees expressly designated by the Chief Compliance Officer will be authorized to speak with investment professionals and broker-dealers regarding any EIG Public Product. If an investment professional or broker-dealer calls an Employee directly, he or she should be referred to the Chief Compliance Officer or his or her designee.

In the event that a call with an investment professional or broker-dealer has been approved by the Chief Compliance Officer or his or her designee, the topics to be covered on the call should be outlined in advance so that issues of what may be said to the investment professional or broker-dealer without violating EIG’s fair disclosure guidelines can be considered.

Since questions regarding disclosure of information are difficult, Employees should not hesitate to decline to answer questions that they believe may be soliciting material information until they have contacted the Chief Compliance Officer to review issues presented in talking to investment professionals and broker-dealers.

4.6.2                     Procedures on Release of Information

EIG or its Employees may make the following information available over the telephone with respect to any EIG Public Product: (i) the EIG Public Product’s net asset value; (ii) the EIG Public Product’s discount or premium from its net asset value; or (iii) the EIG Public Product’s dividend rate and distribution rate. However, Employees should limit discussions to the actual amounts or figures contained in publicly available information and should not extend to the reasons underlying the amounts or figures.

In addition, information contained in any public filing by an EIG Public Product with a regulatory agency or stock exchange, including earnings announcements of the EIG Public Product, may be disclosed to any particular individual or group once published or filed.

Information about major “structural” changes to an EIG Public Product (e.g., a change in the dividend rate, share repurchases or a tender offer for the EIG Public Product’s shares) will be disclosed through a prepared press release and may also be available on EIG’s website. The Chief Compliance Officer will approve the release of the announcement. Until such a press release is disseminated, such material information, like all material, non-public information, must be kept highly confidential.

Information may be displayed on EIG’s website only to the extent it has already been disclosed to the general public by means of a broadly disseminated press release or public filing with a regulatory agency or stock exchange.

EIG or its Employees may discuss information regarding Private Funds in which an EIG Public Product has invested, or portfolio companies in which an EIG Public Product has co-invested with a Private Fund, with investors in the applicable Private Funds. Disclosure of such information requires special confidentiality procedures and must be pre-cleared with the General Counsel or the Chief Compliance Officer.

If, for any reason, an Employee believes that material, non-public information may have been released other than pursuant to the procedures set forth above, please contact the Chief Compliance Officer immediately. The Chief Compliance Officer will evaluate the disclosure, and may need to disseminate that information publicly within 24 hours of the time the disclosure was made.

4.7                               Expert Network Firms

Expert network firms connect industry experts with investment managers in order to research targeted industries, purportedly providing professional investment research. The industry experts, often referred to as “consultants,” are typically employees who provide information and data regarding their employer. It is not consistent with this Code to pay expert network firms to access confidential information about publicly traded companies. In the event EIG engages an expert network firm, the following procedures will apply:

•                                Prior to utilizing the expert network firm, EIG will perform adequate due diligence on the firm, which would include reviewing any insider trading controls in place at the firm; and

•                                The General Counsel or Chief Compliance Officer must review the terms of any agreement with the expert network firm. Such an agreement will include an explicit statement that EIG does not wish to receive any material non-public information through the use of the firm.

4.8                               Political Intelligence Firms

The Stop Trading on Congressional Knowledge Act (the “STOCK Act”) aims to prohibit insider trading by Members of Congress and other public officials and imposes a fiduciary duty on Members and employees of Congress with respect to material, non-public information derived from such person’s position as a Member or employee of Congress or gained from the performance of such person’s official responsibilities. Although the focus of the STOCK Act is on political officials, the STOCK Act also exposes investment adviser that obtain material, non-public information from public official to potential liability for insider trading. An investment adviser that employs a political intelligence firm may be exposed to insider trading liability as a “tippee” if (i) the political intelligence firm receives material, non-public information from Member or employees of Congress and (ii) the investment adviser trades on such information. In the even EIG engages a political intelligence firm, the following procedures will apply:

•                                Prior to utilizing the political intelligence firm, EIG will perform adequate due diligence on the firm, which would include reviewing any insider trading controls in place at the firm; and

•                                The General Counsel or Chief Compliance Officer must review the terms of any agreement with the political intelligence firm. Such an agreement will include an explicit statement that EIG does not wish to receive any material, non-public information through the use of the firm.

4.9                               AMG Insider Trading Policy and Procedure

In addition to the EIG Code of Ethics, each Employee and any other specified Access Person (“AMG Covered Person”) is required to acknowledge and comply with requirements of the AMG Insider Trading Policy and Procedure (“AMG Policy”) (See Supplement II to the Compliance Manual). Under the AMG Policy, an AMG Covered Person (or spouse or immediate family member sharing the same household) is forbidden from: (i) trading in any securities of the Company in any capacity (or in options to buy such securities or other derivative securities based on such securities) on the basis of material, non-public information; (ii) having others trade in such securities for him or her while he or she is in possession of material, non-public information; and (iii) communicating (or “tipping”) to others confidential or non-public information concerning the Company or other companies. It is the policy of AMG not to consider quarterly and annual earnings results to have been disclosed publicly until the third business day after a press release regarding such earnings (with the date of the earnings press release being counted as the first business day). Similarly, other material information will not be considered public until the third business day after public disclosure in the manner described previously. Therefore, AMG Covered Persons, and their respective spouse/domestic partner and members of their immediate family sharing the same household may purchase or sell AMG securities only during the “trading windows” that occur each quarter, as specified below; provided, that, such person is not in possession of material, non-public information (as provided generally herein and as set forth in the AMG Policy). In addition, the AMG Covered Person (or spouse or immediate family member sharing the same household) must pre-clear their intent to trade within any “trading window” with AMG’s clearance officer. Please contact EIG Compliance to facilitate the appropriate pre-clearance.

The trading window is the period in any fiscal quarter beginning on the third business day after AMG’s issuance of a press release regarding quarterly or annual earnings (an “Earnings Release”) (with the date of the Earnings Release being counted as the first business day), and ending on the 15th calendar day of the third month of the fiscal quarter (i.e., March 15th, June 15th, September 15th and December 15th, as applicable).

5.                                      INFORMATION BARRIER PROCEDURES

Procedures designed to isolate material non-public information to specific individuals or groups can be a legitimate means of curtailing attribution of knowledge of this inside information to an entire company. These types of procedures are known as Information Barrier or “Chinese Wall” procedures. In those situations where EIG believes inside information can be isolated, the following Information Barrier procedures would apply. These Information Barrier procedures are designed to “quarantine” or “isolate” the individual or select group of persons within the Information Barrier.

5.1                               Identification of the Walled-In Individual or Group

The persons subject to the Information Barrier procedures will be identified by name or group designation. If the Information Barrier procedures are applicable simply because of someone serving on a Board of Directors of a public company in a personal capacity, the Information Barrier likely will apply exclusively to that individual, although in certain circumstances expanding the wall may be appropriate. When the information is received as a result of being on a creditors’ and/or steering committee, serving on a Board in a capacity related to EIG’s investment activities, or receiving deal-specific information, the walled-in group generally will refer to the group associated with the deal and, in some cases, related groups or groups that are highly interactive with that group. Determination of the breadth of the Information Barrier is fact-specific and must be made by the General Counsel and/or the Chief Compliance Officer. Therefore, as noted above, it is important for EIG employees to advise the General Counsel or the Chief Compliance Officer if they come into possession of material, non-public information.

5.2                               Isolation of Information

Fundamental to the concept of an Information Barrier is that the inside information be effectively quarantined to the walled-in individual or group (the “walled-in group’). The two basic procedures that must be followed to accomplish this are as follows: restrictions on communications and restrictions on access to information.

5.2.1                     Restrictions on Communications

Communications regarding the inside information of the subject company should only be held with persons within the walled-in group on a need-to-know basis or with the General Counsel or the Chief Compliance Officer. Communications should be discreet and should not be held in the halls, in the lunchroom or on cellular phones. In some cases using code names for the subject company as a precautionary measure may be appropriate. If persons outside of the group are aware of an employee’s access to information and ask the employee about the target company, the employee should simply tell such persons that he or she is not at liberty to discuss it. On occasion, discussing the matter with someone at EIG outside of the group may be desirable. However, no such communications should be held without first receiving the prior clearance of the General Counsel or the Chief Compliance Officer. In such case, the person outside of the group and possibly his or her entire department, thereby will be designated as “inside the wall” and will be subject to all Information Barrier restrictions in this policy.

5.2.2                     Restrictions on Access to Information

The files, computers, and offices where confidential information is physically stored generally should be made inaccessible to persons not within the walled-in group. In certain circumstances, adequate physical segregation of the group exists, whereby access would be very limited. However, in other cases with less physical segregation between the group and others, additional precautionary measures should be taken to ensure that any confidential non-public information is kept in files that are secure and not generally accessible.

5.3                               Trading Activities by Persons Within the Wall

Persons within the Information Barrier are prohibited from buying or selling securities in the subject company, whether on behalf of the Firm or clients, or in personal transactions. This restriction would not apply in the following two cases: (i) where the affected persons have received deal-specific information, the persons are permitted to use the information to consummate the deal for which deal-specific information was given, and (ii) in connection with a liquidation of a client account in full, the security in the affected account may be liquidated if the client has specifically instructed the Firm to liquidate the account in its entirety and if no confidential information has been shared with the client. In this circumstance, the Firm would attribute the purchase or sale to the direction of the client rather than pursuant to the Firm’s discretionary authority and the Firm would be acting merely in an executory capacity (again, assuming no confidential information has been shared with the client). The liquidating portfolio manager should confirm to the General Counsel or the Chief Compliance Officer in connection with such liquidation that no confidential information was shared with the client. Note that if the transaction permitted under (i) above is a secondary trade (vs. a direct company issuance), the General Counsel should be consulted to determine disclosure obligations to the counterparty of the inside information in EIG’s possession.

5.4                               Termination of Information Barrier Procedures

When the information has been publicly disseminated and a reasonable time has elapsed, or if the information has become stale, the Information Barrier procedures with respect to the information generally can be eliminated. The person who contacted the General Counsel or the Chief Compliance Officer to have the Information Barrier established must notify the General Counsel or the Chief Compliance Officer when the Information Barrier can be terminated. This is particularly true if the information was received in an isolated circumstance such as an inadvertent disclosure to an analyst or receipt of deal-specific information. However, persons who by reason of an ongoing relationship or position with the company are exposed more frequently to the receipt of such information (e.g., being a member of the Board of Directors or on a creditors’ committee) would be subject ordinarily to the Information Barrier procedures on a continuing basis and may be permitted to trade only during certain “window periods” when the company permits such “access” persons to trade.

6.                                      RESTRICTED SECURITIES LIST

The restricted securities list includes securities of Energy Companies, securities for foreign and domestic companies where EIG personnel serve as directors, board observers, officers, or members of official creditors’ committee, where EIG personnel have material, non-public information or have an agreement or arrangement to maintain information as confidential. Once a company is placed on the restricted securities list, any purchase or sale specified on the list (whether a personal trade or on behalf of a client account) must be cleared with the one of the Chief Executive Officer, Chief Operating Officer or President and the Chief Compliance Officer. The restricted securities list is updated by (or under the direction of) the Chief Compliance Officer.

6.1                               Consent to Service on Board of Directors and Creditors’ and/or Steering Committees

To monitor situations where material, non-public information may become available by reason of a board position, employees are required to obtain consent for accepting positions on boards of directors whether as part of EIG duties or in a personal capacity. Similarly, consent is required for employees to sit on creditors’ and/or steering committees. To obtain consent, please contact the General Counsel and the Chief Compliance Officer.

7.                                      OTHER CONFIDENTIAL INFORMATION

Certain information obtained by EIG that does not constitute “inside” information still constitutes confidential information that must be protected by EIG and its Employees. Compliance procedures regarding the use and treatment of that confidential information are set forth below.

7.1                               Confidential Information Defined

As noted above, even if EIG and its Employees do not receive material, non-public information (e.g., “inside information” or “price sensitive information”), such persons may receive other confidential or sensitive information from or about EIG’s current or prospective clients, third party vendors or potential investment opportunities (collectively referred to as “Third Party Entities”). Likewise, Third Party Entities may also receive confidential or proprietary information about EIG’s affairs.

“Confidential Information” means any non-public, proprietary information concerning EIG’s operations, activities, or developed by EIG or received by EIG under an express or implied agreement or understanding the information will be treated in confidence or used only for a limited purpose, regardless of whether or not it would be considered to be important by any other person.

Confidential Information may be in written, audio, video or computer readable form, or may be acquired through conversations in which an Employee is a party or which he or she has overheard. Such Confidential Information may include, among other things, information entrusted to EIG by its clients, including his or her name and related financial information, the names of securities EIG intends to buy or sell, and new product information or business plans. See also the Privacy Policy for applicable provisions.

Given the breadth of the above, all information that an Employee obtains through EIG should be considered confidential and for internal use only, regardless of whether it is expressly labeled as such, unless that information is specifically available to the public.

7.2                               Policy Statement Regarding Use and Treatment of Confidential Information

All Confidential Information, whatever the source, may be used only in the performance of the Employee’s duties with EIG. Confidential Information may not be used for any personal purpose, including the purchase or sale of securities for a Personal Account.

7.3                               Procedures Regarding Use and Treatment of Confidential Information

Employees have an obligation to be aware of, and sensitive to their treatment of Confidential Information. To safeguard this information:

•                                Precautions must be taken to avoid storing Confidential Information in plain view in public areas of EIG’s facilities, including the reception areas, conference rooms and kitchens, and Employees must remove Confidential Information from these areas where it may be seen by visitors or other third parties.

•                                Visitors must be identified and/or escorted in and out of the office by Employees.

•                                Particular care must be exercised when Confidential Information must be discussed in public places, such as restaurants, elevators, taxicabs, trains or airplanes.

•                                Unless required by law, Confidential Information may not be shared with any person, including any spouse, domestic partner or other family member, who is not an Employee (or is not otherwise subject to a confidentiality agreement with or obligation to EIG) or who does not have a reason relating to such Employee’s responsibilities within EIG to know that information.

•                                Employees are required to consult with the General Counsel (or his or her designee) to determine whether it is required for the firm to enter into a confidentiality agreement (also known as a non-disclosure agreement (NDA)).

•                                To avoid inadvertently leaking or the release of confidential information, reasonable efforts must be made by each employee to identify and label applicable materials as “confidential — for internal use only” and “not for redistribution”. However, failure to identify and label materials as such does not render internal or proprietary materials as public.

7.3.1                     Confidentiality Agreements

Once a confidentiality agreement is signed, Investment Teams should endeavor to ensure that:

•                                Confidentiality is maintained and limited to those employees who have a need to know the confidential information;

•                                All recipients of the information are aware of its confidential nature and treat it accordingly;

•                                No inadvertent leaks or releases of confidential information occur. EIG generally is responsible for inadvertent leaks or releases by employees or agents, and any inadvertent leaks or releases by employees or agents should be promptly reported to the General Counsel and Chief Compliance Officer; and

•                                If the company is an EDGAR-reporting or publicly traded company, the company’s name is provided to the Chief Compliance Officer (or his or her designee) to be placed on EIG’s restricted securities list for the duration of the term of the confidentiality agreement.

8.                                      EMPLOYEE PERSONAL TRADING

8.1                               Policy Statement Regarding Personal Trading

Because EIG and each of its Employees is a fiduciary of EIG’s clients, such persons must avoid actual and apparent conflicts of interest with EIG’s clients. A client’s interest takes precedence over the personal interests of EIG and its Employees. If a potential conflict arises, EIG and the Employee must resolve the matter in the client’s favor.

An actual or apparent conflict of interest could arise when both an Employee and EIG, on behalf of a client, engage in a transaction involving the same security. In such cases, transactions for client accounts must take precedence over personal transactions.

EIG recognizes that the personal investment transactions of its Employees and members of their immediate families demand the application of a strict code of ethics. Consequently, EIG requires that all personal investment transactions be carried out in a manner that will not endanger the interest of any client or create any apparent or actual conflict of interest between EIG and its Employees, on the one hand, and the client, on the other hand. Thus, all Employees are considered Access Persons (unless otherwise notified in writing) and must comply with the procedures adopted by EIG and as set forth below.

8.2                               Personal Securities Trading System

EIG uses an online personal securities compliance system, which can be accessed via the internet at http://www.mycomplianceoffice.com/customer/portal from any location in the world. This system is used to for all personal securities transactions including any pre-clearance and requisite reporting required under this Code.

8.3                               Accounts Required to be Reported Under the Code

Because EIG must receive duplicate trade confirmations and/or broker/trading statements for all Personal Accounts of an Access Person, EIG Compliance must be made aware immediately of all brokerage or trading account openings, changes, or closures.

All of the following Personal Accounts are required to be reported:

•                                   Accounts for which an Access Person has a Beneficial Ownership (e.g., accounts held in the name of an Access Person’s spouse or domestic partner, minor child, relative or significant other sharing an Access Person’s residence; accounts in which an Access

•                                Person is authorized to conduct trades, vote or dispose of the securities, obtain ownership of the securities immediately or within 60 days, or obtain benefits substantially equivalent to ownership of the securities);

•                                Brokerage/trading accounts, which also may include any “banking” or “cash management” account, which provides an Access Person with the ability to trade Reportable Securities;

•                                Retirement accounts, such as 401(k), IRA;

•                                Employee Stock Purchase Plans*;

•                                Non-Discretionary Accounts* (accounts in which you do not make the investment decisions); and

•                                Rule 10b-5 Plans* (Employees must contact the Chief Compliance Officer for information on submitting a request for approval.)

(* Note that these accounts need to be reported, but pre-cleared trades in these accounts are not required. Upon commencement of employment or the opening of a new account, and at least annually thereafter, Employees are required to attest to each of their Non-Discretionary Accounts and, with respect to each Non-Discretionary Account, provide either (i) a signed letter from the relevant broker indicating that the account is non-discretionary or (ii) a copy of the account contract indicating that the account is non-discretionary.)

8.3.1                     Non Reportable Accounts

Accounts that are exempt from reporting include:

•                                Accounts established solely to hold or transact in mutual funds.

•                                Outside Fiduciary Account: If an Access Person acts as a fiduciary for an account (for example, acting as an executor of an estate for which the Access Person makes investment decisions), the Access Person does not need to report this account, but the Access Person is required to follow the trading restrictions contained in the Code and the Access Person will need to report this as an “outside business interest”, see Section 10 below.

8.3.2                     Opening an Account

Access Persons wishing to open a new brokerage or trading account may do so, but must immediately contact EIG Compliance in order to enter the new account into the MyComplianceOffice system. Access Persons who open a new brokerage or trading account must ensure that EIG Compliance receives duplicate copies of trade confirmations and broker/trade account statements.

8.3.3                     Changes to an Account

If the account set up information of an account changes (e.g., a change to the name on the account or the account number), the Access Person must immediately contact EIG Compliance in order to enter the changes into the MyComplianceOffice system and ensure that EIG Compliance continues to receive duplicate copies of trade confirmations and broker/trade account statements.

8.3.4                     Closing an Account

Once an account has been closed, the Access Person must immediately contact EIG Compliance in order to update the status of the account by closing it on MyComplianceOffice.

8.4                               Procedures Regarding Personal Trading

8.4.1                     Pre-Clearance

EIG requires written pre-clearance of purchases and sales in each of the following Securities and transactions that are or will be beneficially owned by its Access Persons:

•                       All Reportable Securities (as defined in Section 3.14 of this Code), which also include:

•                    Hedge Funds, Private Placements and any other Limited Offerings,

•                    Exchange Traded Products, and

•                    Closed End Funds.

This pre-clearance is intended to protect both EIG and its Access Persons from even the appearance of impropriety with respect to any personal transactions.

Employees are discouraged from undertaking excessive or unreasonably repetitive or short term trading strategies, and are further discouraged from trading in securities which may create even the appearance of impropriety. The Chief Compliance Officer may require curtailment of excessive trading by individual Employees. Securities trading during business hours are generally discouraged if it becomes a distraction or consumes unreasonable amounts of work time.

When an Access Person intends to effect a transaction that is an investment in a Reportable Security, the Access Person must submit a pre-clearance request on MyComplianceOffice substantially in the form of the Personal Trading Authorization (Exhibit A). The Access Person will be required to supply certain key information about the potential transaction and to make certain certifications each time such Access Person trades a Reportable Security, such as that (i) he or she has no knowledge that the Reportable Security is under active consideration for purchase or sale by EIG for its clients and that (ii) he or she has no material, non-public information regarding the Reportable Security.

The Access Person must complete an approved transaction by 4:00 p.m. Eastern Standard Time the first business day following the day that pre-clearance has been obtained. If the transaction is not completed within these time constraints, the Access Person must obtain a new pre-clearance, including one for any unexecuted portion of the transaction, or the Access Person must cancel the unexecuted portion of the transaction. The defined approval window may significantly impede the use of limit orders, which if used, must be structured in adherence with the pre-clearance time limits.

Post-approval is not permitted under this Code. If EIG Compliance determines that an Access Person completed a trade before approval or after the clearance expires, the Access Person will be considered in violation of the Code and may be subject to disciplinary action or restrictions on further trading.

8.4.2                     Exceptions to the Pre-Clearance Requirements

The following types of investments/transactions are not required to be pre-cleared. Unless otherwise indicated, the investments/transactions listed below are exempt from the periodic reporting requirements discussed in Section 9.

•                           Non-covered Securities and securities exempted from the definition of Reportable Security in Section 3.14 above.

•                          Transactions in Non-Discretionary Accounts.

•                           Non-Volitional Transactions: The pre-clearance requirements do not apply to transactions as to which an Employee does not exercise investment discretion at the time of the transaction. For example, if a security owned by an Employee is called by the issuer of that security, the transaction does not have to be pre-cleared and the security may be delivered without pre-clearance. Similarly, if an option written by an Employee is exercised, then the stock may be delivered pursuant to that option without pre-clearing the transaction. However, if it is necessary to purchase securities in order to deliver them, the purchase of the securities must be pre-cleared. If the rules of an exchange provide for automatic exercise or liquidation of an in-the-money derivative instrument upon expiration, the exercise or liquidation of that position by the exchange does not require pre-clearance. All non-volitional transactions are required to be reported on the Employee’s Quarterly Transaction Report and, if necessary, the Annual Holdings Report.

•                            Automated Investment Plans: Purchases that are part of an established periodic Automated Investment Plan do not have to be pre-cleared, but participation in the plan must be pre-cleared prior to the first purchase. If an Employee’s spouse or domestic partner participates in such a plan at his or her place of employment, the Employee must pre-clear participation in the plan upon commencement of employment, or upon the spouse’s or domestic partner’s commencement of participation in the plan. Investments made through an Automated Investment Plan must be reported on an Employee’s Quarterly Transaction Report and on his or her Annual Holdings Report.

8.4.3                     Trading Restrictions.

Access Persons must comply with the following personal trading restrictions. In addition, any Access Person who manages Outside Fiduciary Accounts (i.e., certain fiduciary accounts outside of EIG for which an individual has received EIG’s approval to act as fiduciary and that EIG has determined qualify to be treated as outside fiduciary accounts under this Code) are required to follow the same trading restrictions in connection with any investment decision made on behalf of such account.

•                           Purchase or sell any Securities of any Energy Company.

•                  With limited exceptions, EIG has grandfathered particular investments in Energy Companies held by Access Persons as of January 1, 2011 (or held by any new Access Person prior to his or her start date or the date upon which an individual is notified they are an Access Person), provided that any Access Person who holds a grandfathered investment must pre-clear any sales transaction with respect to such investment with the Chief Compliance Officer. Notwithstanding the foregoing, EIG in its discretion may require an Access Person to divest a grandfathered investment.

In such event, the Access Person will be notified in writing of the date by which the investment must be fully divested, which will typically be not less than 12 months from the date of such notice. During the forced divestiture period, (i) the Access Person may be required to sell only during certain “windows” identified by the Chief Compliance Officer, which will generally follow the earnings announcements of the relevant Energy Company, and (ii) the Access Person will still be required to pre-clear any proposed sales transaction with the Chief Compliance Officer. Any Access Person seeking approval to enter into a transaction in an Energy Company requires the written consent of the Chief Executive Officer, President or Chief Operating Officer.

•                             Enter into limit orders in transacting Securities

•                             Acquire any non-exempt Security in an Initial Public Offering (IPO).

•                             Enter into an uncovered short sale.

•                             Write an uncovered option.

•                              Profit from the sale of the same (or equivalent) Publicly Traded Security within 30 calendar days. This applies to any Publicly Traded Security, whether or not it is held in any Private Fund or client portfolio. A Last In-First Out (LIFO) system will be used to match transactions (meaning most recent purchases will be matched against a given sale, or that the most recent sales will be matched against a given purchase). (Note: this prohibition effectively limits the utility of options trading and short sales of Publicly Traded Securities and could make legitimate hedging activities less available.) Any profits realized on short-term trades will be subject to disgorgement. Pre-clearance for the sale of an exchange-traded fund will automatically be deemed exempt from this 30 calendar day requirement.

•                              Enter into a transaction with an issuer that an Employee who has received material, non-public information or with an issuer on the firm’s restricted securities list or that EIG is bound by a confidentiality (or non-disclosure) agreement.

•                              Purchase or sell any Securities of any EIG Public Product, except during certain “windows” identified by the Chief Compliance Officer, which will generally be for the two week period following the earnings announcements of the relevant EIG Public Product. Any Employee seeking approval to enter into a transaction in an EIG Public Product (even during such windows) requires the prior written consent of the Chief Executive Officer, Chief Operating Officer or President and the Chief Compliance Officer.

8.4.4                     Exempt Securities Chart

See attached Exhibit B for a table summarizing the pre-clearance and reporting requirements for Securities or transactions that are exempt from the pre-clearance or a reporting requirement.

8.4.5                     Additional Restrictions on Key Management Personnel

EIG prohibits purchases and sales of Reportable Securities that are or will be beneficially owned by its Key Management Personnel, unless such purchases and sales occur in Non-Discretionary Accounts.

9.                                      REPORTS OF PERSONAL TRANSACTIONS (FOR ALL REPORTABLE SECURITIES)

9.1                               Submission of Reports. In order for EIG to monitor compliance with this Code, each Access Person shall submit, or shall cause to be submitted, to the Chief Compliance Officer utilizing the MyComplianceOffice system the following reports:

9.1.1                     Initial Holdings Report. Each Access Person shall submit to the Chief Compliance Officer a complete and accurate Initial Holdings Report substantially in the form attached hereto as Exhibit C within 10 days of becoming an Access Person, with information current as of a date no more than 45 days prior to the date of his or her employment. The Initial Holdings Report includes all Reportable Securities in the Access Person’s Personal Account. The Initial Holdings Report must contain, at a minimum, the following information:

•                              The name of each Reportable Security and type of security.

•                              As applicable, the ticker symbol or CUSIP number.

•                              As applicable, the number of shares or principal amount of each Reportable Security.

•                              The name of any broker, dealer, or bank with which the Access Person maintains an account in which any Reportable Securities are transacted (including Non-Discretionary Accounts and Automated Investment Plans).

•                              The Access Person’s signature and the date the Initial Holdings Report is being submitted.

9.1.2                     Quarterly Transaction Reports. Each Access Person must submit Quarterly Transactions Reports substantially in the form attached as Exhibit D within 30 days of the each calendar quarter end for all transactions during the quarter in Reportable Securities. Transactions include purchases, sales and corporate actions such as mergers, spin-offs, stock splits and stock dividend issuance. Reporting of cash dividends is not required. Each Access Person must submit a Quarterly Transaction Report even if such person made no purchases or sales of Reportable Securities during the period covered by the report. The Quarterly Transaction Reports must contain, at a minimum, the following information:

•                              The trade date of the transaction (including corporate actions) and the name of each Reportable Security.

•                              As applicable, the ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security.

•                               The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition).

•                               The price of the Reportable Security at which the transaction was effected.

•                              The name of the broker, dealer, bank or transfer agent with or through which the transaction was effected.

•                               The signature of the Access Person and the date the report is being submitted.

9.1.3                     Annual Holdings Report. Each Access Person shall submit a complete and accurate Annual Holdings Report substantially in the form attached hereto as Exhibit E. The Annual Holdings Report is due by February 15th of each year and the information in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the Annual Holdings Report is submitted. At a minimum, the Annual Holdings Report must contain the same information as required in the Initial Holdings Report.

9.2                               Review and Retention of Reports

The Chief Compliance Officer shall review the transaction reports, holding reports and the Pre-approval Forms that were prepared during the month, the quarter or the year, as the case may be, to determine whether any violations of EIG’s policies or of the applicable securities laws took place. If there are any discrepancies between transaction reports, holdings reports or Pre-approval Forms, the Chief Compliance Officer shall contact such Access Person to resolve the discrepancy.

9.3                               Escalation of Violations and Sanctions

Upon discovering a violation, or recurring violations, of these procedures, the Chief Compliance Officer will notify Senior Management and EIG may impose such sanctions as it deems appropriate, including a letter of censure or suspension, a fine or termination of the employment of the violator. Where a violation of procedures affects a client account, EIG may require the trade to be unwound and any profits disgorged to the client account.

10.                               OUTSIDE BUSINESS ACTIVITIES

Outside activities that must be reviewed and approved include such activities as the following:

•                               Employment or compensation by any other entity;

•                              Active involvement in any other business including part-time, evening or weekend employment;

•                              Serving as an officer, director, partner, committee member (including a member of any creditor’s or steering committee) etc. in any publicly traded entity, unlisted company or non-profit organization;

•                              Ownership interest in any non-publicly traded company or other private investments or ventures; or

•                               Any public speaking or writing beyond the scope of EIG’s activities.

Approval for any of the above activities must be requested by completing the appropriate form on the MyComplianceOffice system and must be obtained by an employee before undertaking any such activity so that a determination can be made that the activities do not interfere with any of the employee’s responsibilities with EIG, and so that any conflicts of interests respecting such activities may be addressed.

In the event an EIG employee acts as treasurer of clubs, houses of worship, lodges, or similar organizations, the employee should keep funds belonging to such organizations in separate accounts and not commingle them in any way with his or her personal funds or EIG’s funds.

11.                               GIFTS, ENTERTAINMENT OR OTHER PAYMENTS

11.1                        General Requirements

Due to the numerous relationships EIG has with its clients and other entities, employees may not solicit gifts or gratuities. Employees should avoid unusually high frequency or extraordinary or extravagant nature of gifts or entertainment and avoid apparent conflicts of interest. Gifts or entertainment falling outside the permitted guidelines set forth in this policy are to be declined or returned in order not to compromise the reputation of EIG or the employee. In the event, a giver is unwilling to accept a returned gift or if returning the gift could damage friendly relations between a third party and the firm, employees must promptly contact the Chief Compliance Officer so that the gift may be donated to a charitable organization designated by the firm.

For purposes of this policy, “entertainment” refers to situations where the giver accompanies the recipient to an event. “Gifts” include but are not limited to tickets to sporting or other events (where the giver does not accompany the recipient to the event), candy, baskets, flowers or promotional items. “Favors” refer to promotional items of a strictly de minimis nature generally purchased in bulk quantities and include the firm’s logo (i.e., pens, notepads, stress balls, mugs etc.) and are not treated as gifts for purposes of this policy. Payment or reimbursement for educational or training meetings is acceptable; however, please see pre-approvals required in connection with the payment of any out-of town accommodation and travel expenses set forth below. The value of a gift shall be determined by the face value on an event ticket, unless a different cost was incurred. “Unusually high frequency” generally refers to gifts received from one business relation more than twice in a calendar year or entertainment hosted on a personal basis (not including large industry functions or periodic business meals over which transaction or account information is discussed) by a business relation more than twice in a calendar year.

Employees must also consult the firm’s expense and reimbursement policies for additional requirements and procedures. Any compliance approvals or reporting requirements set forth in this policy must be submitted or recorded by employees on the MyComplianceOffice system.

The receipt or giving of cash gifts by employees is absolutely prohibited.

11.2                        Receiving Gifts and Entertainment

Employees may not receive a gift with a value (significantly) in excess of $100 from anyone with whom EIG has or is likely to have any business dealings, except as follows:

•                              Payment of out-of town accommodation expenses by a sponsor of an industry, company or business conference held within the United States involving multiple attendees from outside the firm where your expenses are being paid by the sponsor on the same basis as those other attendees. (Employees are required to obtain approval from one of the Chief Executive Officer, President or Chief Operating Officer, and the Chief Compliance Officer prior to accepting out-of-town accommodations or travel expenses.)

•                              A business gift given to an Employee from a business or corporate gift list on the same basis as other recipients of the sponsor and not personally selected for an Employee (e.g., holiday gifts).

•                              Gifts from a sponsor to celebrate or acknowledge a transaction or event that are given to a wide group of recipients and not personally selected for an Employee (e.g., closing dinner gifts, gifts given at an industry conference or seminar).

As a general rule, Employees may not accept an invitation that involves entertainment that is excessive (significantly over $100) or not usual and customary. Meals and entertainment customarily associated with ethical business practices and cannot be reasonably interpreted by others as constituting an inducement to take a particular action is acceptable. If an Employee believes the meal or entertainment might be excessive, he or she must obtain pre-approval from their supervisor and the Chief Compliance Officer.

Spouses and other family members may at times attend business meals or entertainment. Trends and unusually high frequency and value of such situations should be monitored by the Employee to ensure that actual or apparent conflicts of interest are avoided.

This policy generally does not apply to meals or entertainment associated with events held for the purpose of raising funds for a particular charity. Gifts to charity at the request of clients are permitted; however, if a gift to a charity included a benefit to a prospective or actual clients etc., the value of the benefit is subject to this policy.

If an Employee is unable to judge whether a gift is valued significantly over $100 or falls under one of the permitted categories set forth above, or whether an entertainment is of an extravagant or extraordinary nature, he or she should contact the Chief Compliance Officer for guidance. Factors to consider are customary business practices, currency exchange rates and the relative costs within certain regions both within and outside of the United States.

11.3                        Giving Gifts and Entertainment

Giving gifts or favors is acceptable to the extent that they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, are not excessive in value and involve no element of concealment. The $100 threshold as well as the other guidelines set forth above for gift and entertainment receiving apply to gift and entertainment giving.

The reimbursement of any gift, meal or entertainment given by an Employee must be approved and document pursuant to the firm’s expense and entertainment policy. In the event any gift or entertainment falls significantly over the $100 threshold or might be viewed as extravagant or extraordinary in nature, the Employee is required to obtain pre-approval from the Chief Compliance Office.

11.4                        Gifts and Entertainment to Union Officials, Government Officials or Employees

EIG and its Employees are generally prohibited from giving gifts to union officials, government officials and employees of domestic state and local municipalities, as well as foreign officials, without pre-approval from one of the Chief Executive Officer, Chief Operating Officer or President and the Chief Compliance Officer. Any gifts or entertainment to union officials, domestic and/or foreign government officials or employees may result in regulatory filings or violations and will disqualify EIG from entering into an advisory relationship with such entities. Employees should direct any questions regarding this policy to the Chief Compliance Officer.

11.5                        Self Reporting of Gifts and Entertainment

Employees are required to self report all gifts (except favors) and entertainment received on MyComplianceOffice. Records of gifts and/or entertainment given by Employees are coded and documented on the firm’s accounting system. Included in an Employee’s self reporting is the following information:

•                            Description of gift or entertainment received;

•                            Purpose of the gift or entertainment;

•                              All known recipients or attendees (either within or outside of EIG). Appropriate response depending on circumstance may be identifying a particular group and not individual names (i.e., all conference attendees);

•                             Date gift was received or date entertainment was attended;

•                             Actual or estimated value of the gift or entertainment.

11.6                        Regional Factors and Customs

Due to variances in foreign currency conversion, local cost of living and customs, the $100 threshold set forth in the Code may vary. Please consult with EIG Compliance for application of this policy in foreign regions.

12.                               POLITICAL ACTIVITIES AND CONTRIBUTIONS

12.1                        Overview

In the United States, both federal and state laws impose limitations, and in some cases restrictions, on certain kinds of political contributions and activities. These laws apply not only to U.S. citizens, but also to foreign nationals and both U.S. and foreign corporations and other institutions. Accordingly, EIG has adopted these policies and procedures concerning political contributions and activities regarding federal, state, and local candidates, officials and political parties.

All Employees are responsible for being familiar with and complying with these policies and procedures. Failure to comply could result in civil or criminal penalties for EIG and the individuals involved.

These policies are intended solely to comply with these laws and regulations and to avoid any appearance of impropriety. These policies are not intended to otherwise interfere with an individual’s right to participate in the political process.

Because EIG may render services in connection with investment funds, companies or accounts which have state and local pension plans or other government accounts as investors, and because there are significant and materially detrimental consequences to EIG’s business (including but not limited to the possible forfeiture of management fees for multiple years) if EIG fails to observe Rule 206(4)-5 of the Advisers Act and any other applicable federal, state and/or local requirements relating to political contributions (directly or through family members), all EIG Employees are prohibited from engaging in any form of political donation without express prior consultation with and written authorization by the Chief Compliance Officer.

If an Employee has any questions about political contributions or activities, he or she should contact the Chief Compliance Officer.

12.2                        Contributions by, or on behalf of, EIG

Federal law prohibits political contributions by EIG (or in EIG’s name) in support of candidates for federal office. While some states allow contributions for political candidates, legal restrictions on corporate donations to state and local candidates apply. Any EIG contribution must be approved, in writing, by the Chief Compliance Officer who will maintain a copy.

12.3                        Political Contributions to Obtain or Retain Business

All persons, including Employees, consultants or anyone working on behalf of EIG, are prohibited from making or soliciting political contributions where the purpose is to assist EIG in obtaining or retaining business. The SEC and certain states have adopted “pay to play restrictions” that have the effect of severely limiting how political contributions can be made by EIG Employees (including officers), consultants or anyone working on behalf of EIG. Accordingly, all Employees must obtain written pre-clearance from the Chief Compliance Officer for any contributions to federal, state and local political officials or candidates, or for any fund raising activities on behalf of such officials or candidates. This includes contributions of property as well as cash, and contributions related to travel, personal, transition or inaugural expenses. These restrictions may also, in certain circumstances, apply to family members of an EIG Employee.

12.3.1              Restrictions and Reporting Requirements

Unless notified to the contrary, all Employees are treated as “covered associates” as such term is defined in Rule 206(4)-5 of the Adviser’s Act, thereby subject to the following limits to contribution (pre-clearance required in all cases):

•                              $350 to any one official, per election and covered associate must be entitled to vote at time of contribution; and

•                              $150 to any one official per election and covered associate cannot be entitled to vote at time of contribution.

Since other restrictions and limitations may apply, Employees should contact the Chief Compliance Officer before making any political contributions.

12.4                        Solicitations of EIG Employees on Behalf of Federal, State or Local Candidates or Committees

No Employee shall apply pressure, direct or implied, on any other Employee that infringes upon an individual’s right to decide whether, to whom, in what capacity, or in what amount or extent, to engage in political activities.

12.5                        General Guidelines Regarding Political Contributions and Solicitations

All Employees must comply with the following guidelines when soliciting political contributions to candidates, party committees or political action committees:

•                              Solicitations or invitations to fundraisers must:

•                  Originate from the individual’s home address,

•                  Make clear that the solicitation is not sponsored by EIG, and

•                  Make clear that the contribution is voluntary on the part of the person being solicited.

•                                 All Employees are prohibited from:

•                  Making political solicitations under the auspices of EIG, unless authorized in writing by the Chief Compliance Officer who will maintain a copy. Use of EIG letterhead is prohibited,

•                    Using EIG’s address on political contributions, unless required by law,

•                  Causing EIG to incur additional expenses by using its resources for political solicitations, such as postage,

•                    Reimbursing others for political contributions,

•                  Using EIG’s name (even in biographical or professional descriptors) in connection with explicit political activities of individuals unless required by law or permission has been granted by the Chief Compliance Officer,

•                  Doing indirectly or through another person anything prohibited by these policies and procedures (examples of the types of indirect actions which are prohibited include, but are not limited to, (a) an Employee could not form his own political action committee and make contributions through that political action committee which the

Employee would be prohibited from making in his own name; (b) an Employee could not funnel contributions through third parties, such as attorneys, family members, friends or affiliated companies; (c) making a contribution to a charitable organization at the request of an incumbent, candidate or successful candidate for elective office of any State of the United States or political subdivision of a State of the United States, if the purpose in making such a contribution is to induce that incumbent, candidate or successful candidate to provide investment advisory business to the firm, and

•                  Using EIG’s facilities (meeting spaces, reproduction equipment, computers, etc.) for political purposes, except as set forth below.

12.6                        Political Contributions and Activities by Foreign Nationals and Foreign Businesses

Foreign nationals (persons who are not U.S. citizens or permanent resident aliens) and foreign businesses are prohibited by law from:

•                                Making contributions, donations, expenditures, or disbursements (either directly or indirectly) in connection with any federal, state, or local elections;

•                                Contributing or donating to federal, state or local political party committees; and

•                                Making disbursements for federal, state, or local electioneering communications.

12.7                        Responsibility for Personal Contribution Limits

Federal law and the laws of many states and localities establish contribution limits for individuals and political committees. Knowing and remaining within those limits is each Employee’s responsibility. In some jurisdictions, contribution limits apply to the aggregate of all of the Employee contributions within the jurisdiction.

12.8                        Political Activities on EIG Premises and Using EIG Resources

12.8.1              Federal, State, and Local Elections

All Employees are prohibited from:

•                                Causing EIG to incur additional expenses by using EIG resources for political activities, including expenditures such as the use of photocopier paper for political flyers, or EIG-provided refreshments at a political event, subject to some exceptions as described below; and

•                                Directing subordinates to participate in federal, state, and/or local fundraising or other political activities, except where those subordinates have voluntarily agreed to participate in such activities.

12.8.2              On Premises Activities Relating to Federal Elections

Federal law and EIG policy allow individuals to engage in limited personal, volunteer political activities on company premises on behalf of a federal candidate. Such activities are permitted if and only if:

•                                The political activities are isolated and incidental (generally they may not exceed 1 hour per week or 4 hours per month);

•                                The activities do not prevent the individual from completing normal work and do not interfere with EIG’s normal activity;

•                                The activities do not raise the overhead of EIG (e.g., using firm facilities that result in long distance phone charges, facsimile charges, postage or delivery charges, etc.); and

•                                The activities do not involve services performed by other employees (secretaries, assistants, or other subordinates) unless the other employees are voluntarily engaging in the political activities in question.

12.8.3              Volunteers Who Are of Subordinate Rank

Any Employee considering the use of the services of a subordinate Employee (whether or not in the same reporting line) for political activities must inform the subordinate that his or her participation is strictly voluntary and that he or she may decline to participate without risk of retaliation or any adverse job action.

12.8.4              On Premises Activities Relating to State and Local Elections

The laws and limitations on corporate political contributions and activities vary significantly from state to state. In general, the guidelines and policies set forth above for activities related to federal elections should be followed. If you have questions, contact the Chief Compliance Officer.

13.                               INTERACTION WITH FOREIGN OFFICIALS

Each Employee, as well as any agent, representative, business partner, consultant or contractor of EIG, is prohibited from making or offering to make any payment to or for the benefit of any foreign official if the purpose of such payment is to improperly influence or induce that foreign official to obtain or retain business for EIG (a so-called bribe or kickback).

Facilitating payments are not included within this prohibition. Facilitating Payments are small payments made to low-level government officials to expedite or secure performance of a non-discretionary, routine government action. Determining what is a facilitating payment is a legal determination that, if made incorrectly, could expose EIG to criminal prosecution. Therefore, obtaining the written approval from one of the Chief Executive Officer, President or Chief Operating Officer, and General Counsel in addition to the Chief Compliance Officer is mandatory before making any facilitating payment.

13.1                        Who Is a Foreign Official?

A foreign official includes:

•                                Government officials;

•                                Political party leaders;

•                                Candidates for office;

•                                Employees of state-owned enterprises (such as state-owned banks or pension plans); and

•                                Relatives or agents of a foreign official if a payment is made to such relative or agent of a foreign official with the knowledge or intent that it ultimately would benefit the foreign official.

13.2                        What Type of Payments Are Prohibited?

All payments, whether large or small, are prohibited if they are, in essence, bribes or kickbacks, including:

•                                Cash payments;

•                                Gifts;

•                                Entertainment;

•                                Services; and

•                                Amenities.

Such payments can involve the use of personal resources, as well as EIG resources, if they are made for the benefit, or on behalf, of EIG while the officer or employee, or the agent, representative, business partner, consultant, or contractor of EIG, is acting within the scope of his or her duties for EIG.

13.2.1              What Are Permitted Activities?

Gifts, entertainment, or similar expenditures made to or for the benefit of a foreign official are generally prohibited, except within certain controlled limits and only if they are not intended to be a bribe or kickback to that official. Employees are referred to consult with the Chief Compliance Officer and obtain his or her pre-approval before making any gift, entertainment or similar expenditures. The Chief Compliance Officer will consider the following guidelines in determining whether any expenditures are permitted.

13.2.1.1    Gifts

•                          A gift must only be provided as a courtesy or token of regard or esteem, or in return for hospitality.

•                                A gift should not be of excessive value.

•                                A gift should be of a type and value that are customary in the foreign country and appropriate for the occasion.

•                                A gift in cash or cash equivalents may not be made under any circumstances.

•                                Gifts should not be given to any foreign official more than four times in any calendar year.

•                                A gift should not be given if the person giving the gift knows, or has reason to know, that it is not permitted under the local laws of the foreign country or the regulations and guidelines of the official’s government organization.

13.2.1.2    Entertainment or Similar Expenditures

•                                Entertainment or similar expenditures should not be paid if they are not commensurate with local custom or practice or if the person making such payment knows or has reason to know that they are not permitted under the local laws and regulations applicable to the foreign official.

•                                Subject to the first bullet point in this Entertainment or Similar Expenditures subsection, travel, accommodation and meal expenditures may be paid in connection with investor or client conferences or meetings only (i) if and to the extent offered generally to all attendees, and (ii) if such expenditures are reasonable and not excessive.

•                                Subject to the first bullet point in this Entertainment or Similar Expenditures subsection, business entertainment (including meals, sporting events, theater productions, or comparable events) may be provided (i) only if a legitimate business purpose exists for such entertainment, and (ii) such entertainment is reasonable and not excessive.

13.2.2              Reporting and Monitoring Requirements

All Employees must promptly report to the General Counsel and Chief Compliance Officer any request made by a foreign official for a payment that would be prohibited under this policy and any other actions taken to induce such a payment. Furthermore, all Employees must monitor the activities of any agent, representative, business partner, consultant, or contractor of EIG and promptly report any suspicious activity to the General Counsel.

14.                               REPORTING ILLEGAL OR SUSPICIOUS ACTIVITY

14.1                        Whistleblower Policy and Procedures

EIG is committed to high ethical standards and compliance with the law in all of its operations. EIG believes that its Employees are in the best position to provide early identification of significant issues that may arise with compliance with these standards and the law. EIG strives to create an environment in which its Employees can report these issues in good faith without fear of reprisal.

All Employees are asked to report illegal activity or activities that are not in compliance with EIG’s formal written policies and procedures, including this Code of Ethics, to assist EIG in detecting and putting an end to fraud and unlawful conduct. EIG understands the importance of maintaining confidentiality of the reporting Employee to make the whistleblower right effective. While reports under these procedures will not be anonymous, the identity of the Employee making the report will be kept confidential, except to the extent that disclosure may be required by law, a governmental agency, or self-regulatory organization, or as an essential part of completing the investigation. Any disclosure shall be limited to the minimum required. The Employee making the report will be advised if confidentiality cannot be maintained.

EIG expects the exercise of the whistleblower policy to be used responsibly. If an Employee believes that a policy is not being followed because it is merely being overlooked, the normal first recourse should be to bring the issue to the attention of the party charged with the operation of the policy.

In most cases, an Employee should be able to resolve issues or concerns with his or her immediate supervisor or, if appropriate, other senior supervisors, including EIG’s Human Resources Director. However, instances may occur when this recourse fails or the Employee has legitimate reasons to choose not to notify his or her supervisor or the EIG Human Resources Director. Examples include, but are not limited to, circumstances in which the report involves the Employee’s supervisor or the supervisor fails to respond. In such cases, EIG has established a system for Employees to report illegal activities or non-compliance with EIG’s formal written policies and procedures.

An Employee who has a good faith belief that a violation of law or failure of compliance may occur or is occurring has a right to come forward and report under this Whistleblower Policy. “Good faith” does not mean that a reported concern must be correct, but it does require that the reporting Employee believe that he or she is fully disclosing information that is truthful.

Reports may be oral, by telephone or interview, or in writing by letter, memorandum, or e-mail. The Employee making the report must identify himself or herself. The Employee also should clearly identify that the report is being made pursuant to this whistleblower policy and in a context commensurate with the fact that the policy is being invoked (e.g., not in a casual conversation in a lunch room). The report should be made to the following parties, in the order shown:

•                                The Human Resources Director, unless it would not be appropriate or that officer fails to respond; then

•                                The General Counsel, unless it would not be appropriate or that officer fails to respond; then

•                                The Chief Compliance Officer, unless it would not be appropriate or that officer fails to respond; and then

•                                The Chief Executive Officer, as a last resort, particularly if the cause of the initial report persists.

The General Counsel will consult about the investigation as required or if required, an external party that may be retained. Depending on the nature of the matters covered by the report, the Human Resources Director, the General Counsel or a Chief Executive Officer, President or Chief Operating Officer may conduct the investigation, or it may be conducted by an external party retained for such purpose.

The investigation will be conducted diligently by any appropriate action.

The General Counsel, the Chief Compliance Officer or an appropriate member of Senior Management will follow up on the investigation to make sure that it is completed, that any non-compliance issues are addressed, and that no acts of retribution or retaliation occur against the person(s) reporting violations or cooperating in an investigation in good faith.

Note that submitting a report that is known to be false is a violation of this policy.

14.2                        SEC Whistleblower Program

The Dodd-Frank Wall Street Reform and Consumer Protection Act provided the SEC with the authority to pay financial rewards to whistleblowers who provide new and timely information about any securities law violation. To be considered for an award, the SEC’s rules require that a whistleblower must voluntarily provide the SEC with original information that leads to the successful enforcement by the SEC of a federal court or administrative action in which the SEC obtains monetary sanctions totaling more than $1 million. The final rules do not require that employee whistleblowers report violations internally in order to qualify for an award.

Under the rules, a whistleblower who provides information to the SEC is protected from employment retaliation if the whistleblower possesses a reasonable belief that the information he or she is providing relates to a possible securities law violation that has occurred, is ongoing, or is about to occur. In addition, the rules make it unlawful for anyone to interfere with a whistleblower’s efforts to communicate with the SEC, including threatening to enforce a confidentiality agreement.

Employees can report a concern directly to the SEC and EIG will not interfere with a whistleblower’s efforts to communicate with the SEC. Further, EIG will comply with the anti-retaliation provisions under the SEC whistleblower rules.

15.                               MISCELLANEOUS

15.1                        Importance of Adherence to Procedures

It is very important that all Employees adhere strictly to this Code. Any violations may result in serious sanctions, including termination of employment and dismissal from EIG.

15.2                        Annual Circulation/Certification of Receipt of Code and Amendments

This Code shall be circulated at least annually to all Employees, and at least annually each Employee shall be asked to certify in writing substantially similar to the form attached hereto as Exhibit F that he or she has received and followed this Code. Each Employee will also be asked to certify to the receipt of any amendments to the Code circulated during the year.

15.3                        Reporting of Violation of the Code

All Employees should report promptly to the Chief Compliance Officer any violation of this Code. All such reports will be treated confidentially to the extent permitted by law and EIG shall not retaliate against any individual who reports a violation of this Code.

15.4                        Retention of Records

EIG shall retain all documents produced by the Chief Compliance Officer or the General Counsel as required by this Code and all documents required to be submitted by Employees under this Code, including all duplicate confirmations and any documents referred to or incorporated therein, as part of the books and records required by the Advisers Act and the rules thereunder.

15.5                        Questions

Any questions regarding this Code should be referred to the Chief Compliance Officer or the General Counsel.

16.                               LIST OF EXHIBITS

Exhibit A                                             Form of Personal Trading Authorization

Exhibit B                                             Exempt Securities Chart

Exhibit C                                             Form of Initial Holdings Report

Exhibit D                                             Form of Quarterly Transaction Report

Exhibit E                                              Form of Annual Holdings Report

Exhibit F                                               Form of Annual Certification

EIG Management Company, LLC

Form of Personal Trading Authorization

Name of Access Person:	Account Name/Number:

Estimated
Date of			Shares/
Transaction	Buy	Sell	Amount	Security Name	Broker	Price

I certify that I have no knowledge that this security is under active consideration for purchase or sale by EIG for its clients.

I certify that I am not in possession of any Inside Information (as defined in EIG’s Personal Trading Policy) concerning this security or its issuer.

Employee Signature:

Who should submit this form?	What trades require approval?

All Access Persons.	Reportable Securities.

When should this form be submitted?	Are short-term trades acceptable?

Before the trade is placed.	Access Persons are expected to not trade for short-term profits.

Whose trades are covered?	Are contrary positions acceptable?

Trades for Personal Accounts, including any account in which an Access Person has a beneficial interest and each and every account for which an Access Person, an Access Person’s spouse, domestic partner, minor child or other dependent influences or controls investment decisions.

Contrary positions will not be approved except in special circumstances.

How long is approval valid?	How is approval granted?

The trade must be executed by 4:00 p.m. Eastern Standard Time the first business day following the day pre-clearance is obtained.	If approved, a copy of this form will be delivered to the Access Person promptly and may be preceded by electronic confirmation and approval.

Who grants the approval?

The Chief Compliance Officer.

The Personal Trading Policy is designed to avoid the actual or apparent conflicts of interest between the interests of EIG’s Access Persons and the interests of its clients. The guidelines presented above address the most commonly asked questions. Please refer to the Personal Trading Policy for a complete explanation of these and other issues, or contact the Chief Compliance Officer directly.

Approval

Approval has been granted for the above transaction(s) in accordance with the current Personal Trading Policy as follows: (i) there are no open orders to buy or sell the above security(ies); (ii) all transactions for clients in the above security(ies) have been completed for the day; or (iii) all transactions have been aggregated according to a pre-approved schedule.

Chief Compliance Officer	Date and Time Stamp

☐                                    If you wish to take a position contrary to EIG’s clients (i.e., by requesting approval to sell a security purchased and still held by clients or to purchase a security recently sold by clients), please explain below:

EIG Management Company, LLC

Exempt Securities Chart

The following table summarizes the pre-clearance and reporting requirements for Securities or transactions that are exempt from some aspects of the employee personal trading policy.

		Reporting on	Reporting on
		Quarterly	Initial or Annual
Type of Exempt Securities or Transactions	Pre-clearance	Reports	Report
U.S. government Securities (defined only as direct obligations of the U.S. government, not as agency, state, municipal, or other local obligations).	No	No	No

Bank Certificates of Deposit.	No	No	No

Bankers’ Acceptances.	No	No	No

High quality short-term debt instruments (investment grade, maturity not greater than 13 months) including commercial paper, repurchase agreements, variable rate municipal bonds and other securities that are cash equivalents determined by the Chief Compliance Officer.

	No	No	No

Shares in money market mutual funds. Note that other types of securities that are sold as money market equivalents are subject to all aspects of the policy unless an exemption is granted.	No	No	No

Shares in open-end investment companies (mutual funds). Note that purchases of any third-party registered investment company advised or sub-advised by the EIG, if any, are prohibited.	No	No	No

Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds not advised by the EIG or its affiliates.	No	No	No

Stock index futures and nonfinancial commodities (e.g., pork belly contracts).	No	No	No

Transactions relating to U.S. or foreign currency (excluding currency options entered into on a national securities exchange).	No	No	No

Securities purchased on behalf of an Access Person in a Non-Discretionary Account, which the Access Person or the Access Person’s spouse, domestic partner, or significant other established.	No pre-clearance of trades required but when the account is opened it must be reported and acceptable evidence of its non- discretionary	No	Accounts must be attested to and documented

		Reporting on	Reporting on
		Quarterly	Initial or Annual
Type of Exempt Securities or Transactions	Pre-clearance	Reports	Report
nature must be provided on the MyCompliance Office system

Securities purchased on behalf of an Access Person in a Non-Discretionary Account, which the Access Person or the Access Person’s spouse, domestic partner, or significant other did not establish.	No	No	No

Securities purchased on behalf of an Outside Fiduciary Account managed by Access Person. Note that management of account must comply with Code’s trading restrictions.	No, but management of account must be approved as an outside business interest	No	No, but annual certification that account is managed subject to trading restrictions is required

Securities purchased or sold through pre-instructed transactions that occur automatically following the instruction (auto-trades), such as dividend or distribution reinvestments, paycheck contributions, and periodic or automatic withdrawal programs.

	No	Yes	Yes

Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights were so acquired.

	No	Yes	Yes

Interests in EIG-sponsored limited partnerships or other EIG-sponsored private placements.	Use Pre-Clear Form to report subscription or transfer	No	No, but annual reporting of investment is required

Securities acquired in connection with the exercise of an option.	No, unless cash is received in connection with exercise of the option (a simultaneous sale of the security upon exercise of the option)	Yes, security received must be reported	Yes

Rule 10b5-1 Plans must be approved prior to being entered into. Once approval for the Rule 10b5-1 Plan is received, transactions pursuant to the plan will not require pre-clearance.	Yes, prior to approval of the Rule 10b5-1 Plan	Yes	Yes

EIG Management Company, LLC

Form of Initial Holdings Report

(Complete within ten days of becoming an Access Person)

Name of Access Person:	Date:

Note: In lieu of completing this report, you may attach duplicate copies of your most recent brokerage or custodian statements provided they are current within 45 days of the date of this report and sign below certifying that all required information has been provided.

1.                                      Holdings

		Ticker Symbol	Number of Shares or
Name of Reportable Security	Type of Security	or CUSIP	Principal Amount

2.                                      Brokerage / Custody Accounts

Have you
Name of Institution and Account		requested
Holders’ Name (i.e., you, spouse,		duplicate
domestic partner, child)	Account Number	statements?

Signature of Access Person:

Reviewed by:

Signature of Chief Compliance Officer:

EIG Management Company, LLC

Form of Quarterly Transaction Report

(complete within 30 days of the         quarter of 20     )

Name of Access Person:	Date:

Note: In lieu of completing this Report, you may attach duplicate copies of all of your brokerage or custodian statements for the quarter and sign below certifying that all required information has been provided.

1.                                      Transactions in Reportable Securities (including Corporate Actions)

	Ticker		Number of		Nature of
	Symbol		Shares/	Interest Rate	Transaction
	or		Principal	& Maturity	(i.e., buy,	Transaction	Date of
Name of Security	CUSIP	Broker	Amount	Date	sale)	Price	Transaction

2.                                      Transactions in Limited Offerings (Includes Private Placements, Hedge Funds, IPOs and Other Offerings Not Publicly Available)

	Ticker		Number of		Nature of
	Symbol		Shares/	Interest Rate	Transaction
	or		Principal	& Maturity	(i.e., buy,	Transaction	Date of
Name of Security	CUSIP	Broker	Amount	Date	sale)	Price	Transaction

3.                                      Brokerage / Custody Accounts Opened During Quarter

Name of Institution and Account Holders’ Name		Have you requested duplicate
(i.e., you, spouse, domestic partner, child)	Account Number	statements?

Signature of Access Person:

Reviewed by:

Signature of Chief Compliance Officer:

Date:

EIG Management Company, LLC

Form of Annual Holdings Report

(to be accurate within 45 days of submission)

Name of Access Person:	Date:

Note: In lieu of completing this report, you may attach duplicate copies of your most recent brokerage or custodian statements provided they are current within 45 days of the date of this report and sign below certifying that all required information has been provided.

1.                                      Holdings

		Ticker Symbol	Number of Shares or
Name of Reportable Security	Type of Security	or CUSIP	Principal Amount

2.                                      Brokerage / Custody Accounts

Have you
Name of Institution and Account		requested
Holders’ Name (i.e., you, spouse,		duplicate
domestic partner, child)	Account Number	statements?

I hereby certify that during the calendar year                  I have complied with my obligations under the Personal Trading Policy as in effect during that period, including the obligations not to purchase or sell Publicly Traded Securities on the basis of “insider information” and to provide EIG with duplicate confirmations and quarterly report reflecting all purchases and sales of Publicly Traded Securities for my Personal Accounts.

Signature of Access Person:

Reviewed by:

Signature of Chief Compliance Officer:

EIG Management Company, LLC

Form of Certificate of Receipt of Code of Ethics

I hereby certify that I have received a copy of the Code of Ethics of EIG Management Company, LLC and that I have read it and understand it. I have had the opportunity to ask any questions I may have concerning the meaning and interpretation of the provisions of the Code of Ethics and I understand the obligations set forth therein applicable to me. I agree to abide by and comply with all such policies and procedures.

Signature of Access Person:

Print Name:

Date: